Exhibit 10.3

Rogers Corporation

Amendment to Executive Transition Agreement
for
Robert D. Wachob

This amendment to the Executive Transition Agreement (the “Agreement”) is entered into this 21st day of September 2011, by and between Robert D. Wachob (“Wachob”) and Rogers Corporation, a Massachusetts corporation, (the “Company”).

WHEREAS, Wachob and the Company entered into the Agreement on August 5, 2011;

WHEREAS, the Company has identified a candidate to serve as successor to Wachob as the Company’s Chief Executive Officer;

WHEREAS, the Board of Directors (the “Board”) has determined it to be in the best interests of the Company to extend Mr. Wachob’s service to the Company under the Agreement so that Wachob can provide additional services to facilitate the smooth transition of leadership pursuant to the terms and conditions set forth below; and

WHEREAS, Wachob finds such terms and conditions acceptable.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows as of the “Amendment Effective Date” (as defined below):

1.           Section 1.1 of the Agreement is deleted in its entirety and amended to read as follows:

“1.1            Employment  Wachob’s term of employment under this Agreement shall extend from the Amendment Effective Date until January 3, 2012 (the “Employment Term”).  Wachob shall serve as an employee of the Company during the Employment Term and shall perform such duties in connection with the leadership transition as are reasonably assigned to him by his successor as President and Chief Executive Officer after consultation with the Lead Director and Wachob.  In all events hereunder, Wachob’s employment is subject to earlier termination pursuant to Section 1.2 hereof, and upon such earlier termination the Employment Term shall be deemed to have ended.”

2.           Section 1.3 of the Agreement is deleted in its entirety and amended to read as follows:

“1.3           Transition  As of the Amendment Effective Date, Wachob shall relinquish the office and titles of President and Chief Executive Officer of the Company.  Wachob shall serve as Chairman of the Board of Directors from the Amendment Effective Date until December 31, 2011.  At such time or times requested by Wachob’s successor as Chief Executive Officer and President, Wachob shall resign from any positions as officer, director or comparable positions he then holds with the Company’s subsidiaries and joint ventures.”

3.	Section 2.2 of the Agreement is amended by adding the following sentence at the end thereof:

“Notwithstanding continuation of employment until January 3, 2012, Wachob shall in no event be entitled to a pro-rata bonus under the AICP for the 2012 fiscal year.”

4.           Section 2.5 of the Agreement is deleted in its entirety and amended to read as follows:

“2.5            Pension Restoration Plan  Wachob shall receive credited service for purposes of calculating the amount under Section 4.1(a) of the Rogers Corporation Amended and Restated Pension Restoration Plan (the “Pension Restoration Plan”) as if he had continued service with the Company until March 1, 2013, and he shall not earn any further credited service under the Pension Restoration Plan.  The interest and mortality assumptions used to determine the lump sum amount payable under the Pension Restoration Plan, after taking into account the credited service described in the immediately preceding sentence, shall be calculated as of the date of Wachob’s “Separation from Service” (as defined in the Pension Restoration Plan), which shall be January 3, 2012 if he continues providing services as an employee under this Agreement until such date.  When calculating Wachob’s Retirement and Survivor Benefits under Article IV of the Pension Restoration Plan upon his “Separation from Service” (as defined in the Pension Restoration Plan), Wachob’s Average Monthly Compensation (as defined in the Pension Restoration Plan) used to determine his Normal Retirement Benefit under 4.1(a) of the Pension Restoration Plan shall be the greater of his Average Monthly Compensation as of August 5, 2011 or his Separation from Service.”

5.	The second sentence of Section 2.7 shall be deleted in its entirety and amended to read as follows:

“In the event that the Company terminates Wachob’s employment other than due to gross misconduct, serious violation of Company policy or conviction of a felony prior to January 3, 2012, Wachob (or, in the event of his death, his estate) shall continue to (i) receive salary payments under Section 2.1 until his Mandatory Retirement Date, (ii) be eligible to receive a 2011 AICP bonus payment based on the Company’s performance for the 2011 fiscal year, (iii) be eligible to be treated as continuing employment for purposes of the deemed vesting provisions under the equity awards described in Section 2.3, (iv) receive continuation of the benefits described under Section 2.6 until his Mandatory Retirement Date; and (v) be treated as having had a Separation from Service as of January 3, 2012 solely for purposes of determining the applicable interest and mortality assumptions to be applied when calculating the lump sum payment under Pension Restoration Plan.”

6.           Section 3.1 of the Agreement is deleted in its entirety and amended to read as follows:

“Wachob agrees that he will make himself available to provide the consulting services described in Section 3.2 below after the end of the Employment Term until March 1, 2013 (the “Consulting Period”), as provided in this Agreement.  There shall be no Consulting Period if the Employment Term ends prior to January 3, 2012.”

7.            A new Section 6.9 of the Agreement is added to read as follows:

“6.9            Amendment Effective Date; Transition Date  The “Amendment Effective Date” shall be October 3, 2011, provided, however that (a) a successor to Wachob as the Company’s President and Chief Executive Officer is employed by the Company on October 3, 2011, and (b) Wachob remains employed by the Company as of October 3, 2011.  For avoidance of doubt, this amendment to the Executive Transition Agreement shall become void if both of the foregoing conditions are not satisfied as of October 3, 2011.  References to the “Transition Date” in this Agreement shall mean October 3, 2011.

IN WITNESS WHEREOF, the parties have executed this Agreement as of this 21st day of September, 2011.

ROGERS CORPORATION

By:	/s/ William E. Mitchell
Name:	William E. Mitchell
Title:	Lead Director

Accepted and agreed:

/s/     Robert D. Wachob
ROBERT D. WACHOB